Exhibit 15.1

April 24, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by KB Financial Group Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F of KB Financial Group Inc. dated April 24, 2020. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Samil PricewaterhouseCoopers

Seoul, Korea